Exhibit 99.1

INSULET REPORTS SECOND QUARTER 2012 RESULTS

Second Quarter 2012 Revenue Increases 58% Year over Year

Gross Profit Improves by 54% Compared to Q2’11

Strongest Growth in Referrals to the OmniPod Insulin Pump in Three Years

BEDFORD, MA, August 8, 2012—Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and six months ended June 30, 2012.

Second quarter 2012 revenue increased 58% to $51.0 million, compared to $32.2 million in the second quarter of 2011. Second quarter 2012 revenue increased 7% over first quarter 2012 revenue of $47.8 million. Gross profit for the second quarter of 2012 was $22.3 million, compared to a gross profit of $14.5 million for the second quarter of 2011. The Company acquired Neighborhood Diabetes on June 1, 2011, and its financial position and results of operations have been included in the Company’s financial results since that date.

Operating loss in the second quarter of 2012 was $10.5 million, compared to operating loss of $14.9 million in the second quarter of 2011. Total operating expenses were $32.9 million in the second quarter of 2012, compared to $29.5 million in the second quarter of 2011. The increase is primarily due to the incremental operating activities of Neighborhood Diabetes, including amortization on acquired intangibles, as well as development and commercial expenses related to the next generation OmniPod insulin pump.

“Insulet delivered a robust performance in the second quarter of 2012, with the Company’s strongest growth in referrals to the OmniPod in three years,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “With sales climbing, gross profits increasing and completion of our infrastructure integration with Neighborhood Diabetes, we remain on track to be at or near operating cash flow break even by the end of this year. Further, we continue to make significant progress towards 510(k) clearance of the smaller, lighter next generation OmniPod. Our manufacturing capacity continues to increase and we expect to be poised for launch once clearance is obtained from the US Food and Drug Administration.”

Net loss for the second quarter of 2012 was $14.5 million, or $0.30 per share, compared to a net loss of $19.4 million, or $0.42 per share, for the second quarter of 2011. Net loss for the second quarter of 2012 includes approximately $3.9 million of net interest expense, compared to $4.5 million of net interest expense in the second quarter of 2011. The decrease is mainly a result of the additional expense recorded upon the issuance of $143.8 million of 3.75% Convertible Notes in June 2011.

For the six months ended June 30, 2012, revenue increased 63% to $98.8 million from $60.5 million for the first six months of 2011. Gross profit for the first six months of 2012 was $42.6 million, as compared to a gross profit of $28.1 million in the first six months of 2011. Operating loss for the first six months ended June 30, 2012 was $21.4 million as compared to an operating loss of $22.2 million in the first six months ended June 30, 2011. Net loss for the first six months of 2012 was $29.3 million, or $0.61 per share, compared to $29.3 million, or $0.64 per share, for the first six months of 2011.

As of June 30, 2012, the Company had cash and cash equivalents of $70.1 million compared to $94.0 million as of December 31, 2011.

Recent Highlights

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In July, the Company received two final follow-up comments from the US Food and Drug Administration (FDA) about the 510(k) submission for the next generation OmniPod that the Agency believes need to be resolved before its review of the Company’s 510(k) submission can be successfully completed. The Company is currently working on its response to address both comments.

•

Last month the Company announced the appointment of W. Mark Lortz to its board of directors. Mr. Lortz brings extensive expertise in the diabetes industry, having served as the Chairman, President and Chief Executive Officer of blood glucose monitoring manufacturer TheraSense, Inc. from 1997 to 2004, when it was acquired by Abbott Laboratories.

•

Investments made to the commercial organization in the first half of 2012, including the addition of an inside sales capability and incremental field personnel, have begun to show a return, as new referrals increased over 20% year over year.

Guidance

The Company refined its estimate for full year 2012 revenue to be in the range of $210 to $220 million and its estimate for operating loss to be in the range of $32 to $38 million. For the third quarter of 2012, the Company is estimating revenue of $53 to $57 million.

Conference Call

Insulet will host a conference call on Wednesday August 8, 2012 at 5:00PM Eastern time to discuss the Company’s second quarter results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 877-831-5664 for domestic callers and 832-412-1780 for international callers. The conference ID is 15001228. A replay of the conference call will be available two hours after the start of the call through August 15, 2012 by dialing 855-859-2056 (domestic) and 404-537-3406 (international), conference ID 15001228. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.

Forward-Looking Statement

The June 30, 2012 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2012. This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934 concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, planned expansion of sales of the next generation OmniPod System in the U.S. and abroad, product demand, the market acceptance of our next generation OmniPod System, regulatory matters and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure to obtain timely regulatory approval for the sale of the next generation OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; intense competition among distributors of diabetes supplies impairing Insulet’s business; loss of an opportunity to sell insulin pumps supplied by Insulet’s competitors; failure to retain key supplier and payor partners; failure by Neighborhood Diabetes to retain supplier pricing discounts and achieve satisfactory gross margins; failure to retain and manage successfully Insulet’s Medicare and Medicaid business; existence of unanticipated liabilities arising in connection with the Neighborhood Diabetes business; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2012 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

About Insulet Corporation

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet’s subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high touch customer service model. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Contact:

Stephanie Marks for Insulet Corporation

ir@insulet.com

877-PODD-IR1 (877-763-3471)

INSULET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited) (In thousands, except share and per share data)
Revenue	$51,035	$32,211	$98,789	$60,469
Cost of revenue	28,704	17,673	56,162	32,398

Gross profit	22,331	14,538	42,627	28,071
Operating expenses:
Research and development	6,521	6,832	11,953	11,421
General and administrative	12,665	12,996	25,685	20,206
Sales and marketing	13,664	9,625	26,403	18,631

Total operating expenses	32,850	29,453	64,041	50,258

Operating loss	(10,519)	(14,915)	(21,414)	(22,187)
Other expense, net	(3,888)	(4,508)	(7,727)	(7,082)

Net loss before income taxes	(14,407)	(19,423)	(29,141)	(29,269)
Income tax expense	(69)	—	(115)	—

Net loss	$(14,476)	$(19,423)	$(29,256)	$(29,269)

Net loss per share basic and diluted	$(0.30)	$(0.42)	$(0.61)	$(0.64)

Weighted average number of shares used in calculating basic and diluted net loss per share	47,824,190	46,377,843	47,715,819	45,995,069

INSULET CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2012	As of December 31, 2011
	(Unaudited) (In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$70,144	$93,955
Accounts receivable, net	25,591	23,190
Inventories	16,426	11,838
Prepaid expenses and other current assets	3,454	2,802

Total current assets	115,615	131,785
Property and equipment, net	21,422	19,422
Intangible assets, net	25,753	29,002
Goodwill	26,647	26,647
Other assets	2,503	2,727

Total assets	$191,940	$209,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$13,687	$11,418
Accrued expenses	13,535	13,064
Deferred revenue	1,148	2,582
Current portion of long-term debt	13,849	—
Other current liabilities	921	931

Total current liabilities	43,140	27,995
Long-term debt	99,382	108,540
Other long-term liabilities	1,668	1,652

Total liabilities	144,190	138,187
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at June 30, 2012 and December 31, 2011. Issued and outstanding: zero shares at June 30, 2012 and December 31, 2011	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at June 30, 2012 and December 31, 2011. Issued and outstanding: 47,915,851 and 47,504,131 shares at June 30, 2012 and December 31, 2011, respectively	48	48
Additional paid-in capital	517,981	512,371
Accumulated deficit	(470,279)	(441,023)

Total stockholders’ equity	47,750	71,396

Total liabilities and stockholders’ equity	$191,940	$209,583